EXECUTION VERSION

SERVICE AGREEMENT

_9 JULY 2025

WPP 2005 LIMITED

and CINDY ROSE

CONTENTS

Clause    Page
1.Interpretation    3
2.Commencement of Appointment    4
3.Executive's Duties    4
4.Place of Work    5
5.Working Hours    6
6.Remuneration    6
7.Expenses and Benefits    7
8.Pension    7
9.Insurances    7
10.Sickness Absence    8
11.Holidays and Other Leave    9
12.Other Interests    9
13.Confidential Information    10
14.Intellectual Property    11
15.Termination of Employment    13
16.Garden Leave    15
17.Office as a Director    15
18.Protective Covenants    16
19.Data Protection    16
20.Grievance and Disciplinary Procedure    16
21.Collective Agreements    17
22.General    17
Schedules
1.Power of Attorney    19
2.Incentive Plans    20
3.Protective Covenants    22
4.Tax – Code Section 409A    26

THIS AGREEMENT is made as a DEED on    9

July 2025

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BETWEEN:

(1)WPP 2005 LIMITED (registered number 01003653) whose registered office is at Sea Containers, 18 Upper Ground London SE1 9GL (the Company); and

(2)CINDY ROSE of 2 Riverdale Road, Twickenham TW12BS (the Executive).

IT IS AGREED as follows:

1.INTERPRETATION

1.1In this Agreement:

Appointment means the employment of the Executive by the Company on and subject to the terms of this Agreement;

Board means the board of directors of the Company or any committee of the board duly appointed for the purpose in question, from time to time;

Compensation Committee means the committee of non-executive directors as appointed by the Board of WPP plc from time to time including for the purposes of determining the Directors’ Compensation Policy;

Directors’ Compensation Policy means the directors’ compensation policy approved by shareholders of WPP plc from time to time;

FCA means the Financial Conduct Authority;

Financial Year means the Company's financial year ending on 31 December each year;

Group means the Company, any holding company of the Company, and any holding company of the holding company from time to time, together with any subsidiary of the Company or its holding company or the holding company of its holding company, and Group Company means any one of them;

holding company and subsidiary shall, as the context so permits, have the meaning given by section 1159 of the Companies Act 2006 or under relevant applicable laws in Jersey;

Recognised Investment Exchange means a relevant EEA market as defined in, or a market established under, the rules of any investment exchange specified in schedule 3 to the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005;

Taxes has the meaning given in paragraph 3.3 of Schedule 2;

Termination Date means the date on which the Appointment terminates for whatever reason; and

WPP Board means the board of directors of WPP plc or any committee of the board duly appointed for the purpose in question, from time to time.

1.2A reference to a particular law is a reference to it as it is in force for the time being, taking account of any amendment, extension or re-enactment, and includes any subordinate legislation for the time being in force made under it.

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1.3The headings in this Agreement are for convenience only and do not affect its interpretation.

1.4References to this Agreement shall include all Schedules to it, and the parties agree that the terms of the Schedules shall apply to them.

2.COMMENCEMENT OF APPOINTMENT

2.1The Appointment will begin on 1 September 2025. The Executive does not have any previous employment with the Group that counts towards the period of continuous employment.

2.2The Appointment may be terminated in accordance with clause 15 (or in furtherance of any right either party may have at common law). There is no probationary period applicable to the Appointment.

2.3The parties acknowledge that the Executive’s appointment as a non-executive director of WPP plc shall terminate automatically without notice or payment in lieu of notice on the date the Appointment begins, save that the Executive shall remain as a director of WPP plc subject to the terms of this Agreement.

3.EXECUTIVE'S DUTIES

3.1The Executive shall serve the Company as Chief Executive Officer and as an Executive Director of WPP plc, and/or in such other capacity or capacities, within the Group as the Company may reasonably require from time to time, but subject always to it being consistent with their status, skills and experience.

3.2During the Appointment the Executive shall:

(a)diligently exercise such powers and perform such duties as may from time to time be assigned to them by the Board;

(b)accept any offices or directorships as reasonably required by the Company;

(c)use their best endeavours to promote, protect, develop and extend the business of the Company and any Group Company;

(d)comply with all reasonable and lawful directions given to them by the WPP Board;

(e)comply with all policies and procedures of the Company and/or the Group. The Executive's attention is drawn, in particular, but without limitation, to the Company's data protection, anti-bribery and corruption and expenses policies and the WPP Code of Conduct;

(f)comply with all requirements, recommendations or regulations of any regulatory authority which is relevant to the Executive's role and/or to the Company or any relevant Group Company;

(g)promptly make such reports to the WPP Board in connection with the affairs of the Company or any Group Company on such matters and at such times as are reasonably required;

report to the WPP Board their own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee who reports to the Executive or a director of the Company or any Group Company, to the extent the Executive has first-hand knowledge of such wrongdoing or proposed wrongdoing by such employee or director, promptly on becoming aware of it;

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(h)comply with the articles of association (as amended from time to time) of any Group Company of which they are a director;

(i)abide by all statutory, fiduciary or common law duties to the Company or any Group Company of which they are a director;

(j)do such things as are necessary to ensure compliance by the Executive and the Company or any relevant Group Company with:

(i)the UK Companies Act 2006 and the Companies (Jersey) Law 1991, and all such laws, regulations or instruments made pursuant to such legislation;

(ii)the UK version of the Market Abuse Regulation (596/2014/EU) which is part of UK law;

(iii)the rules published by the FCA and contained in the UK Listing Rules sourcebook which is part of the FCA Handbook; and

(iv)the UK Corporate Governance Code, each as amended from time to time;
(k)comply with all requirements, recommendations or regulations, as amended from time to time, of the FCA, the London Stock Exchange and any other applicable stock exchange from time to time, and all other regulatory authorities relevant to the Company or any Group Company;

(l)comply with any code of practice issued by the Company (as amended from time to time) relating to holding, trading or dealing in the securities of the Company or any Group Company; and

(m)comply with the requirements under both legislation and regulations on insider dealing.

3.3During the Appointment the Executive will be required to complete mandatory training from time to time. The Executive will be notified of any such training.

3.4In addition to mandatory training, the Group operates a rolling programme of training courses to promote professional development. The Executive will be entitled to participate in training courses appropriate to their level of seniority and role, subject to their availability based on business needs. Full details of these courses are available from the Company upon request.

3.5The Executive will not be charged for their participation in any training undertaken pursuant to sub clauses 3.3 or 3.4.

4.PLACE OF WORK

The Executive's normal place of work shall be the Company’s head office in the UK from time to time as the Company may reasonably determine, for the proper performance of their duties. The Executive shall travel to such places (inside and) outside the UK as may be required in order to properly perform their duties, in particular, to the USA. In connection therewith, the Executive is likely from time to time to be required to work outside the UK for periods exceeding one month.

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4.1There are currently no additional terms which apply where the Executive is required to work outside the UK for a period exceeding one month, but the Company reserves the right to issue such terms, where reasonably required, and any such terms will be notified to the Executive in writing.

5.WORKING HOURS

5.1The parties agree that the Executive's role and senior status are such that the Executive will determine the whole of their working time themselves, and their working time cannot be measured or pre-determined and, accordingly, that the Appointment falls within the scope of Regulation 20 of the Working Time Regulations 1998, meaning that the restrictions on working time set out in the Working Time Regulations do not apply to them.

5.2During the Appointment, unless prevented by ill-health or accident and except during holiday taken in accordance with clause 11, the Executive shall devote the whole of their time, skill and attention during normal business hours, and at such other times as may be reasonably necessary (without additional remuneration), to their duties under this Agreement.

6.REMUNERATION

6.1The Company will pay the Executive a salary of £1,250,000 and a fixed benefits allowance of
£35,000 per annum. The salary and (so far as is reasonably possible) the benefits allowance will accrue from day to day and be payable in equal instalments in arrears on or around the 25th day of every month, less deductions for income tax and National Insurance contributions and shall be inclusive of any fees receivable by the Executive as a director of any Group Company.

6.2The Executive's salary will be reviewed by the Compensation Committee in line with the Directors’ Compensation Policy. There will be no salary review after notice to terminate this Agreement has been given by either party. The Company has no obligation to increase the Executive's salary following a review.

6.3The Executive will be eligible to participate in any bonus or discretionary remuneration plan on such terms as the Compensation Committee may from time to time decide and always subject to the terms of the Directors’ Compensation policy and to additional terms and conditions including the malus and clawback provisions of all relevant bonus, share or stock plans and as referred to in Schedule 2.

6.4Any bonus payment to the Executive shall be purely discretionary and shall not form part of the Executive's contractual remuneration under this Agreement. Payment of a bonus to the Executive in one year shall confer no right on the Executive to receive a bonus in any other year. Specifically, but without limitation, the Executive shall have no right to be considered for, or payment of, a bonus where the Executive is subject to, or may about to be subject to, an ongoing investigation or disciplinary process into facts or matters which could lead to such bonus being forfeited, or reduced and in all events if the Appointment has terminated for any reason or if they are under notice of termination whether given by the Executive or the Company at or prior to the date when a bonus might otherwise have been payable. For the avoidance of doubt, if the Executive is found to be not guilty of any of the allegations made during any such disciplinary process, they will (once the disciplinary process is concluded) have the right to be considered for a bonus as if there had been no such investigation or disciplinary process.

If the Executive’s employment commences after 1 January 2026, any bonus payable in respect of the 2026 Financial Year will be calculated on a time prorated basis.

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6.5Any bonus or discretionary remuneration payable to the Executive in connection with the Appointment (in whatever form and whether awarded before or after the date of this Agreement) shall not be pensionable and is subject to such deductions as are required by law.

6.6The Executive agrees that every benefit arising out of or in connection with their employment whilst they remain a director is subject to change (including detrimental change without compensation) where any particular benefit paid, or otherwise owing or becoming payable to them in the future, breaches or may breach the terms of the Directors’ Compensation Policy.

7.EXPENSES AND BENEFITS

7.1The Company will reimburse the Executive (on production of such evidence as it may reasonably require) the amount of all travelling and other expenses properly and reasonably incurred by the Executive in the discharge of their duties in strict accordance with the Company's expenses policy from time to time.

7.2The Company shall, or shall procure that a Group Company shall, make available to the Executive a serviced apartment in Manhattan, New York City for the purposes of fulfilling the Executive’s duties in connection with this Agreement and shall make a payment to the Executive via payroll on account of any tax payable (and evidenced to the satisfaction of the Company as due) in connection with the provision of said serviced apartment on a grossed up and true up basis (covering any UK income tax, US state and/or US federal income tax), such amount to be calculated after the Executive's US tax return for the relevant year has been finalised and paid no later than the end of the calendar year in which the Executive pays such taxes, subject to the Company having the power to terminate this benefit:

(a)after 12 months from the date the Appointment commences (prior to which WPP plc will propose, for shareholder approval, a revised Directors’ Compensation Policy which would allow the provision of such apartment (and tax thereon), or a cash allowance in lieu, on an ongoing basis); and/or

(b)at any time and provide a cash allowance in lieu (subject to compliance with the Directors’ Compensation Policy in force from time to time).

8.PENSION

8.1The Company operates a Group pension plan (the Plan). The Executive is entitled to participate in the Plan (or such pension scheme as may be established by the Company to replace the Plan), subject to its trust deeds and rules from time to time and the Directors’ Compensation Policy in place from time to time. If they opt out of the Plan, they will receive in lieu the annual sum of 10% of their current salary, less deductions for income tax and National Insurance contributions, paid monthly in instalments together with their salary.

8.2The Company reserves the right to terminate the Plan at any time without replacing it. In this event, and assuming they are, or have been, a member, the Executive's rights (if any) will be in accordance with the said trust deeds and rules.

9.INSURANCES

In partial spend of the fixed benefits allowance referred to in sub-clause 6.1, the Executive and their spouse or civil partner and any children under the age of 21 (or 24 if in full time education) are entitled to membership of a private medical insurance scheme.

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9.1In partial spend of the fixed benefits allowance referred to in sub-clause 6.1, the Executive is entitled to membership of a Group income protection plan, which will be paid for by the Company.

9.2Participation in all insurance schemes from time to time is subject to:

(a)the terms of the relevant insurance scheme, as amended from time to time;

(b)the rules or the insurance policy of the relevant insurance provider, or WPP Healthcare Trust as amended from time to time; and

(c)the Executive (and where relevant any other potential beneficiary) satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.

9.3If the insurer refuses for any reason to provide the benefit to the Executive (or any relevant dependant) the Company shall not be liable to provide to the Executive any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit. Full details of the insurance schemes are available from the Global Reward Director.

9.4For the avoidance of doubt, the Company's sole obligations in respect of the insurance benefits referred to in sub clause 9.1 and 9.2 is to pay the premia from time to time requested by the provider and to pay to the Executive any sums as may from time to time be received by the Company from the provider in respect of any claim made by the Executive (for them or a dependent) under any insurance scheme.

9.5The Company shall have the right at its sole discretion to alter the cover provided or any term of any insurance scheme or to cease to provide (without replacement) any insurance scheme or cover at any time.

9.6The Executive is entitled to the benefit of any indemnity in the Company's articles of association and will also be entitled to the benefit of cover under such directors and officers liability insurance policy as is maintained by the Company from time to time, providing the Executive with not less than the level of cover provided to other Board members during the period of the Executive's employment and for a minimum of six years after its termination.

10.SICKNESS ABSENCE

10.1If the Executive cannot attend work due to sickness or injury, the Executive will keep the Chair informed of their condition and, where the absence lasts for a period of seven calendar days or more, the Executive will (at the request of the Company) produce a doctor's certificate to the Company in respect of their absence.

10.2Provided the Executive complies with the Company's sickness absence notification and certification requirements, the Executive shall be entitled to receive their full salary and contractual benefits during any period of sickness absence not exceeding 26 weeks in any rolling period of 12 months. These payments shall be inclusive of any Statutory Sick Pay due. No payment of salary will be made during any subsequent period of absence the Executive is eligible to receive benefits under the Group income protection plan referred to in sub clause 9.2.

If the Executive is absent due to illness for more than one month, the Board shall be entitled at any time thereafter to appoint an executive director or employee to perform the Executive's duties and to exercise their powers until the Executive is able to resume their duties, following which such substitute will cease to act in the Executive's role.

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10.3The Company reserves the right to terminate the Appointment under the terms of this Agreement even when this would or might cause the Executive to forfeit any entitlement to sick pay or Group income protection benefit.

11.HOLIDAYS AND OTHER LEAVE

11.1The Company's holiday year runs from 1 January to 31 December (the Holiday Year). The Executive is entitled to 30 days' paid holiday in addition to the usual public or bank holidays in England) in every Holiday Year, to be taken at times convenient to the Company.

11.2No accrued but untaken holiday may be carried forward to the next holiday year and will lapse unless the Executive has been prevented from taking holiday due to sickness or statutory family leave to which they are or may be entitled further to Company policy from time to time.

11.3The Company reserves the right to require the Executive to take any outstanding holiday during any period of notice of termination of employment or to make a payment in lieu of holiday outstanding at the Termination Date. If, at the Termination Date, the Executive has taken more holiday than they have accrued, the Executive hereby expressly consents to the Company deducting an appropriate amount from any payments otherwise due them. Deductions and payments in lieu of holiday are to be calculated on the basis that a day's holiday is equal to 1/260 of the Executive's basic salary.

11.4Subject to the Executive satisfying the statutory eligibility criteria and, where relevant, the Company’s applicable rules in force from time to time, the Executive may be eligible to take other paid leave during their employment, including:

(a)statutory maternity, paternity, adoption, neonatal care, shared parental and parental bereavement leave, and the Executive may be eligible to receive Company maternity, paternity, adoption, neonatal care and shared parental and parental bereavement pay, subject to the rules set out in the Company’s policies in force from time to time; and

(b)ad hoc paid leave in accordance with the Company’s policies in force from time to time.

11.5Full details of such leave and pay during any such leave are available from the Company.

12.OTHER INTERESTS

12.1During the Appointment, the Executive may not accept any employment with or appointment to any office, whether paid or unpaid, in relation to anybody, whether corporate or not (other than a Group Company), or directly or indirectly be interested in any manner in any other business except:

(a)as holder or beneficial owner (for investment purposes only) of any class of securities in a company if those securities are listed or dealt in on a Recognised Investment Exchange and the Executive (together with their spouse, children, parents and parents' issue) neither holds nor is beneficially interested in more than 1% of the securities of that class; or

(b)with the consent in writing of the Company, not to be unreasonably withheld and which may be given subject to any terms which the Company reasonably requires.

12.2The parties acknowledge that, as at the date of this Agreement, the Executive is:

(a)a member of the Advisory Board of McLaren Racing Limited (a non-remunerated position);

a member of the Advisory Board of Imperial College Business School (a non-remunerated position); and

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(b)a passive investor and shareholder in Dos Hombres.

13.CONFIDENTIAL INFORMATION

13.1In this clause 13, Confidential Information means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating, without limitation, to the business, clients, customers, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company or in relation to which the Company or any Group Company is subject to a duty of confidentiality and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or of any persons having dealings with the Company or any Group Company, whether or not such information (if it is not in oral form) is marked confidential, and includes, without limitation:

(a)existing and prospective activities of the Company or any Group Company, including timing, business plans and financial information;

(b)existing and prospective terms of business, prices and pricing strategies and structures, profit margins, trading arrangements, discounts and rebates of the Company or any Group Company;

(c)existing and prospective marketing information, plans, strategies, tactics and timing relating to the Company or any Group Company;

(d)existing and prospective lists of suppliers and rates of charge relating to the Company or any Group Company;

(e)existing and prospective financial and other products or services, including applications, designs, technical data and qualifications relating to the Company or any Group Company;

(f)existing and prospective software applications relating to the Company or any Group Company;

(g)information relating to existing and prospective officers, employees and consultants of the Company or any Group Company including their engagement, their contractual terms including commission and bonuses and information relating to the termination of their employment or appointment with the Company or any Group Company;

(h)any disputes and litigation proposed, in progress or settled in relation to the Company or any Group Company;

(i)any invention, technical data, know-how or other manufacturing information of the Group or its customers/clients; and

(j)existing and prospective research and development activities.

The Executive must not make use of or divulge to any person or entity, and must use their best endeavours to prevent the unauthorised use, publication or disclosure of, any Confidential Information which is disclosed or made available to the Executive, either directly or indirectly, during the course of, or in connection with, the Executive's employment or their holding any office within the Group from any source within the Company or any Group Company and shall be under an obligation promptly to report to the Group any such unauthorised use or disclosure which comes to their knowledge.

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13.2Nothing in this Agreement (including this clause 13) shall prevent the Executive from making any disclosure of information which:

(a)is used or disclosed in the proper performance of the Executive's duties or with the prior written consent of the Company or any Group Company;

(b)is ordered to be disclosed by a court or tribunal of competent jurisdiction, if required by any governmental body, or if otherwise required to be disclosed by law or in accordance with applicable regulatory obligation;

(c)is disclosed as part of any report of an offence to, or as part of co-operating with a criminal investigation by, the police and/or any law enforcement agency;

(d)is already in the public domain (other than as a result of unauthorised disclosure by the Executive or any other person); or

(e)is already lawfully possessed by the Executive without any obligations of confidentiality or restrictions on use.

13.3The Executive shall not, during the Appointment or at any time thereafter, make, except for the benefit of the Company or any Group Company, any copy, record or memorandum (whether or not recorded in writing or on computer disk or tape) of any Confidential Information and any such copy, record or memorandum made by the Executive during the Appointment shall be and remain the property of the Company and accordingly shall be returned by the Executive to the Company on the Termination Date or when required to do so by the Company.

13.4The Executive shall not other than in the ordinary course of the Appointment without the prior written consent of the Board either directly or indirectly publish any opinion, fact or material or deliver any lecture or address or participate in the making of any film, radio broadcast or television transmission or communicate with any representative of the media or any third party relating to:

(a)the business or affairs of the Company or of any other Group Company or to any of its or their officers, employees, customers, clients, suppliers, distributors, agents or shareholders; or

(b)the development or exploitation of any Intellectual Property Rights, including Confidential Information.

13.5Each of the restrictions in each sub clause above will be enforceable independently of each of the others and its validity will not be affected if any of the others are invalid. If any of those restrictions are void but would be valid if some part of the restriction were deleted, the restriction in question will apply with such modification as may be necessary to make it valid.

13.6For the avoidance of doubt, nothing in this Agreement precludes the Executive from making a protected disclosure within the meaning of Part 4A (Protected Disclosures) of the Employment Rights Act 1996.

14.INTELLECTUAL PROPERTY

14.1For the purposes of this Agreement, the following definitions shall apply:

Intellectual Property Rights means: (i) copyrights, moral rights, patents, inventions, know-how, Confidential Information, database rights, brands, business names, domain names, and rights in trademarks, service marks and designs (whether registered or unregistered);

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(ii)applications for registration, and the right to apply for registration, and registrations for any of the same, and any renewals, reissues, extensions, continuations or divisions thereof;
(iii)rights to use such assets listed in subparagraphs (i) and (ii) under licences, consents, orders, statutes or otherwise; and (iv) all other intellectual property rights and equivalent or similar forms of protection now or hereafter existing anywhere in the world.

(a)IP Materials means all documents, software, photographic or graphic works of any type, and other materials in any medium or format which are created by or on behalf of the Executive in the course of performing their obligations under this Agreement and which are protected by or relate to Intellectual Property Rights.

14.2Any Intellectual Property Rights created by the Executive or arising in the course of their employment or them performing their obligations under this Agreement shall belong to and vest in the Company.

14.3To the extent that ownership of Intellectual Property Rights does not vest in the Company by operation of law, the Executive hereby assigns to the Company their entire right, title and interest in all Intellectual Property Rights which arise in the course of performing their obligations under this Agreement (including all present and future copyright, and copyright revivals and extensions). This assignment shall take effect upon the creation of each of the Intellectual Property Rights but if for any reason this does not occur, they agree that they will hold all such Intellectual Property Rights on trust for the benefit of the Company until such time as it does.

14.4The Executive agrees to sign all documents and to do all other acts which the Company requests (at its expense) to enable the Company to enjoy the full benefit of this clause 14. This includes joining in any application, which may be made in the Company's sole name for registration of any Intellectual Property Rights (such as a patent, trademark or registered design), and assisting the Company in defending and enforcing such rights during and after the employment (at the Company's expense).

14.5Without prejudice to the generality of clause 13 (Confidential Information), the Executive may only use the Intellectual Property Rights and IP Materials to perform their obligations under this Agreement, and shall not disclose any Intellectual Property Rights or IP Materials to any third party without the express prior written consent of the Company.

14.6The Executive waives all moral rights in IP Materials to which they may otherwise be entitled under the law of any relevant jurisdiction and which cannot be vested or assigned pursuant to sub clause
14.2 or 14.3. To the extent that any moral rights cannot be waived under the laws of any relevant jurisdiction, the Executive agrees that they will not enforce such rights.

14.7The Executive shall promptly transfer to the Company all IP Materials in their possession or under their control as at the Termination Date, or at any time when the Company requests. No copies or other record of any IP Materials may be retained by the Executive except with the prior written consent of the Company.

14.8The Executive understands and accepts that the remuneration and benefits provided to them by the Company in accordance with this Agreement constitute sufficient consideration to the Executive for the performance of their obligations under this clause 14 including, for the avoidance of doubt, the waiver of or covenant not to assert any moral rights that they may have.

This clause 14, and the rights and obligations of the parties contained herein, shall survive expiry of this Agreement, or its termination, for any reason.

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15.TERMINATION OF EMPLOYMENT

15.1The Appointment may be terminated by either party giving the other at least 12 months' notice in writing.

15.2The Company may in its sole and absolute discretion (whether or not any notice of termination has been given under sub clause 15.1) terminate this Agreement at any time and with immediate effect by giving notice in writing to the Executive that the Company is exercising its rights pursuant to this clause 15. If the Company elects to terminate the Executive's employment in this way, it will make, within 30 days the first instalment (of equal monthly instalments) of a payment in lieu of notice (Payment in Lieu) equal to the basic salary and any benefits, as at the Termination Date, which the Executive would have been entitled to receive under this Agreement during the notice period referred to at sub clause 15.1 (or, if notice has already been given, during the remainder of the notice period), less all relevant deductions for income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)any bonus or discretionary payment(s) that might otherwise have been due during the period for which the Payment in Lieu is made; and

(b)any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

15.3The Company shall pay any sums due under sub clause 15.2 in equal monthly instalments until the date on which the notice period referred to at sub clause 15.1 would have expired if notice had been given (the Payment Period).

15.4The Payment in Lieu is at all times conditional on the Executive informing the Company as soon as reasonably practicable in the event that they receive, or have a right to receive, remuneration from any source in respect of their employment or the provision of their services during the Payment Period or relating to the Payment Period (remuneration shall include any salary, fee or other payment or benefit).

15.5If the Executive obtains alternative employment or an alternative engagement during the Payment Period any further monthly instalments of the Payment in Lieu will be reduced on a pro rata basis by any payment or remuneration in respect of such alternative employment or alternative engagement during the Payment Period or relating to the Payment Period.

15.6The Executive shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in sub clause 15.2.

15.7Nothing in this clause 15 shall prevent the Company from terminating the Appointment in breach of contract or of common law.

15.8If the Executive:

(a)materially fails or neglects efficiently and diligently to discharge their duties, including, without limitation their statutory director duties under applicable law, or is guilty of any serious or repeated material breach of their obligations under this Agreement and, if that material breach is remediable, fails to remedy the breach within a period of 21 days after being notified in writing to do so;

is guilty of any fraud, dishonesty, serious misconduct or any other conduct which, in the reasonable opinion of the Board, brings or is likely to bring the Executive or the Company or

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any Group Company into disrepute or affects or is likely to affect prejudicially the interests of the Company or the Group;

(b)is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed);

(c)is guilty of any material breach or material non-observance of any code of conduct, requirement, rule or regulation referred to in sub clause 3.2;

(d)becomes bankrupt or makes any arrangement or composition with their creditors;

(e)is prohibited from being a director by law;

(f)resigns as a director without the Company’s prior consent;

(g)has become physically or mentally incapable of acting as a director and may remain so for more than six months, according to a written opinion issued in relation to the Executive to the Company from a registered medical practitioner who is treating the Executive; or

(h)is not or ceases to be eligible to work in the UK,

the Company may by written notice to the Executive terminate this Agreement with immediate effect.

15.9The Company's rights under clause 15.8 are without prejudice to any other rights that it might have at common law to terminate the Appointment or to accept any breach of this Agreement by the Executive as having brought the agreement to an end. Any delay by the Company in exercising its rights shall not constitute a waiver thereof.

15.10On the Termination Date or, at the request of the Board on either party giving notice to terminate this Agreement, the Executive will immediately:

(a)deliver to the Company all other property in their possession, custody or under their control belonging to any Group Company including (but not limited to) computers and any other electronic devices, business cards, credit and charge cards, security passes, original and copy documents or other media on which information is held in their possession relating to the business or affairs of any Group Company; and

(b)to the extent possible without third-party intervention, irretrievably delete (without keeping any copies in any format) any information relating to the business or affairs of the Company or any Group Company or any of its or their business contacts from any computer or communications systems, including any website or email account, owned or used by the Executive outside the Company's premises and notify the Company of any passwords the Executive used in relation to its computer system.

15.11If the Executive's rights or benefits under any share option or share incentive scheme in which the Executive may participate (as set out at the date hereof in Schedule 2) are affected by the termination of the Employment, their rights will be determined solely in accordance with the rules of the relevant scheme and the Executive shall not be entitled to any compensation for the loss of any rights or benefits under such scheme.

If the Appointment is terminated for the purpose of the reconstruction or amalgamation of the Company or by reason of the Company transferring all or a substantial part of its business to another company and the Executive is offered employment by the reconstructed or amalgamated or transferee company on similar terms to the terms of this Agreement, the Executive will have no claim

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against the Company or such reconstructed or amalgamated or transferee company in respect of the termination of the Appointment.

16.GARDEN LEAVE

16.1Following service of notice to terminate the Appointment by either party or if the Executive purports to terminate the Appointment in breach, the Board may suspend all or any of the Executive's duties and powers for such periods and on such terms as it considers expedient and this may include a term that the Executive:

(a)must stay away from all or any of the Company's premises, and/or

(b)will not be provided with any work, and/or

(c)will have no business contact with all or any of the Group's agents, employees, customers, clients, distributors and suppliers, and/or

(d)will have no access to the Company's communications systems. (referred to as Garden Leave).
16.2During any period of Garden Leave the Company will continue to pay the Executive's salary and maintain the benefits to which they are contractually entitled prior to the commencement of Garden Leave (for the avoidance of doubt the Executive shall not be entitled to any bonus or discretionary payment(s) during any period of Garden Leave).

16.3During any period of Garden Leave the Company may appoint a replacement to exercise any of the Executive's duties and responsibilities and may require the Executive to take such actions as the Company reasonably requires to effect a proper handover of any of their duties and responsibilities. Alternatively, the Company may require the Executive to carry out exceptional duties or special projects outside the normal scope of their duties and responsibilities (provided such projects are broadly commensurate with their status).

16.4During any period of Garden Leave the Executive's employment will continue and the Executive will continue to be bound by their obligations under this Agreement and by their general duties of fidelity and good faith (and, where applicable, as a fiduciary). The Executive agrees that the Company may, if it so chooses, announce to third parties that the Executive has resigned or been given notice (as the case may be) but they will not make any comment on their status or change of duties, except to confirm they are on garden leave.

17.OFFICE AS A DIRECTOR

17.1Any office or directorship which the Executive holds in any Group Company is subject to the articles of association of the relevant company from time to time.

17.2The Executive is required to familiarise themself with all their responsibilities as a director, legal and/or otherwise.

Upon termination of this Agreement, or on the Board's request, the Executive will resign from any office held by them in any Group Company without any claim for compensation. This clause does not prejudice the Executive’s right to bring any legal claims against the Company that may arise from their employment and/or its termination.

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17.3The Executive shall, at the time of signing this Agreement, appoint the Company as their attorney by executing a Power of Attorney in the form set out in Schedule 1 so that the Company can give effect to the provisions of sub clause 17.3 above and clause 14 above as required.

17.4In the event that the Executive fails to be re-elected as a director of any Group Company, or if the Executive resigns as a director of any Group Company at the Company's request, this Agreement shall not automatically terminate and the Executive will continue as an employee of the Company unless and until either party elect to terminate the employment (either in accordance with clause 15.1, or where the Company may have a right to terminate their employment summarily under clause 15 or at common law).

17.5The Executive must not resign from any directorship or office of any Group Company, except on termination of this Agreement (by either party), on the Board's request or as provided in the articles of association of the Company, and they must not do anything that would cause them to be disqualified from continuing to act as a director.

18.PROTECTIVE COVENANTS

18.1The Executive acknowledges that their senior position with the Company and any Group Company gives them access to and the benefit of confidential information vital to the continuing business of the Company and any Group Company and influence over and connection with the Company's customers, clients, suppliers, distributors, agents, employees, workers, consultants and directors and those of any Group Company in or with which the Executive is engaged or in contact and acknowledges and agrees that the provisions in Schedule 3 are reasonable in their application to them and necessary but no more than sufficient to protect the interests of the Company and any Group Company.

18.2If any person offers to the Executive any arrangement, contractual or otherwise, and whether paid or unpaid, which might or would cause the Executive to breach any of the covenants in Schedule 3, the Executive will notify that person of the terms of that Schedule 3 and provide that person with a complete copy of it.

19.DATA PROTECTION

The Company takes its data protection obligations very seriously and complies with its legal obligations under the General Data Protection Regulation and the Data Protection Act 2018 to protect the privacy and security of the Executive's personal information. As a data controller the Company is required to inform the Executive how we hold and use their information.

20.GRIEVANCE AND DISCIPLINARY PROCEDURE

20.1If the Executive is dissatisfied with any disciplinary decision relating to them, including any decision to dismiss them, they will have the right to appeal to the Chair, whose decision will be final.

20.2If the Executive seeks to redress any grievance relating to their employment, the Executive should raise this in the first instance with the Chair. If the matter is not satisfactorily resolved, the Executive should then apply in writing to the Board and the Board's decision will be final.

The Company may suspend the Executive from any or all of their duties for as long as is reasonably necessary to investigate any matter in which the Executive is or is alleged to be implicated or involved, whether directly or indirectly, or in the event that the Company believes that the Executive's presence in the office would be detrimental to any investigation or to other employees or to the Executive. The provisions of clause 16.1 (a) to (d) and 16.2 will apply during any such period of

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suspension, with any additional terms depending on the circumstances that may be notified to the Executive in writing at that time.

21.COLLECTIVE AGREEMENTS

The Company is not a party to any collective agreement which affects the Executive's employment.

22.GENERAL

22.1This Agreement is governed by and construed in accordance with English law, save where provided otherwise herein.

22.2The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

22.3This Agreement contains all the information which is required to be provided to the Executive under section 1 of the Employment Rights Act 1996.

22.4Any payments, benefits or awards offered, made or provided to the Executive under this Agreement are and remain subject to any law, regulation, or regulatory guidance from time to time applicable, and the Directors’ Compensation policy. The Company and WPP plc are only authorised to make payments to the Executive which are within the terms of the Directors’ Compensation policy. Any other payment shall require the express approval of the shareholders of WPP plc and WPP plc will be under no obligation to seek the approval of its shareholders in general meeting for any such payment.

22.5As from the effective date of this Agreement, all other agreements or arrangements between the Company or any Group Company relating to the employment of the Executive cease to have effect. This Agreement (and the documents referred to within it) comprises the whole agreement between the Executive and the Company relating to the Executive's employment by the Company.

22.6Each Group Company shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the rights bestowed on it by this Agreement. The consent of a Group Company is not required to amend any terms of this Agreement. Except as set out in this clause 22, a person who is not a party to this Agreement may not enforce any of its provisions under the Contracts (Rights of Third Parties) Act 1999.

This Agreement may be executed in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

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Signatories

SIGNED by WPP 2005 LIMITED
acting by Andrea Harris    )

SIGNED by CINDY ROSE    )

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SCHEDULE 1
POWER OF ATTORNEY

By this Power of Attorney made on    I, Cindy Rose, in accordance with the terms of my service agreement (the Service Agreement) with WPP 2005 Limited (the Company) dated today HEREBY APPOINT the Company to act as my attorney with authority in my name and on my behalf (so that words and expressions defined in the Service Agreement shall have the same meaning herein):

(a)during my employment or after it has terminated, to do anything and sign or execute any document and generally to use my name for the purpose of giving to the Company or to any Group Company or its or their nominee(s) the full benefit of clause 14 (Intellectual Property);

(b)during my employment or after it has terminated, to do anything and sign or execute any document as may be required under the constitution of the Company and each Group Company to make my resignation as a director from those companies effective; and

(c)to appoint any substitute and to delegate to that substitute all or any powers conferred by this Power of Attorney.

I declare that this Power of Attorney, having been given by me to secure my obligations under clause 14 (Intellectual Property) and clause 15 (Termination of Employment) of the Service Agreement, shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

This Power of Attorney is governed by and construed in accordance with English law, save where provided otherwise herein.

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Power of Attorney or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS whereof this Power of Attorney has been duly executed on the date stated above.

EXECUTED as a deed by CINDY ROSE    )
)
in the presence of:    )

Witness:

Signature:    ...........................................................

Name:    ...........................................................

Address:    ...........................................................

...........................................................

...........................................................

...........................................................

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SCHEDULE 2
INCENTIVE PLANS

The Executive will be eligible to participate, from the date of the Appointment, in the Company’s incentive plans for senior executives in place from time to time including those referred to below (or their replacement) in accordance with the rules of the relevant plans from time to time. In respect of future participation, the Company may alter the rules or replace the incentive plans altogether without prior notice.

The receipt of any bonus, award, stock or payment under any or all of these plans in one year shall not create any right or expectation to any bonus or payment in any subsequent year.

1SHORT TERM INCENTIVE PLAN (STIP)

1.1All awards under the STIP are discretionary and subject to the approval of the Compensation Committee and the provisions of the Directors’ Compensation Policy.

1.2The Executive’s STIP target award for 2025 will be up to 125% of base salary with a potential award of up to a maximum of 250% of basic salary depending on how far the target may be exceeded. If the Executive’s employment with the Company commences after the start of the financial year, any bonus will be pro-rated accordingly.

1.3STIP awards are paid out partly in cash and partly in the form of a deferred stock award (known as an Executive Share Award), the exact split from time to time being a matter of Compensation Committee discretion. The cash element under the STIP is payable in the year following the year for which the bonus is payable. The Executive Share Award will vest on the date set when it is granted subject to the rules of the relevant share plan.

1.4Subject at all times to the Directors’ Compensation Policy in place from time to time and the rules of the relevant share plan, the Executive is entitled to receive their STIP award (cash and Executive Share Award) for any particular year provided they are employed on the last date of the performance period. If the Executive is not employed, they will not receive it (and the Executive will not have any rights against the Company and/or WPP plc in respect of the loss of such entitlement) unless the Compensation Committee decides to award a pro-rata STIP award in respect of the period worked.

1.5In the event the Executive’s employment is terminated or they are under notice of termination, whether such notice is given or received by the Company, after the grant date of the Executive Share Award, the Executive Share Award will be dealt with in accordance with the rules of the relevant share plan and the relevant award’s terms.

2EXECUTIVE PERFORMANCE SHARE PLAN (EPSP)

2.1At the sole and absolute discretion of the Compensation Committee, the Executive will be eligible to participate in the Executive Performance Share Plan (or any replacement plan).

2.2The Company currently expects that the Executive will be granted an award under the EPSP over WPP plc stock with a maximum opportunity of 400% of their base salary. The Award will vest in line with the EPSP rules as amended from time to time and subject to the satisfaction of any performance conditions and the Directors’ Compensation Policy from time to time. If the Executive’s employment with the Company commences after the start of the financial year, any EPSP award granted in that financial year will be pro-rated accordingly.

3MALUS AND CLAWBACK

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3.1By entering into this Agreement, the Executive acknowledges and agrees that in accordance with any malus and clawback policy operated by the Company from time to time and the terms and conditions of any bonus or share award, the Compensation Committee may determine (acting reasonably and in good faith) that any bonus or share award, including any buyout awards, shall be reduced or cancelled prior to payment or vesting.

3.2Subject to paragraph 3.3, the Executive will, if required to do so by the Compensation Committee, repay to the Company or to another Group Company as notified by the Company the gross amount of cash or shares that the Compensation Committee has determined (acting reasonably and in good faith) under that policy and those terms and conditions shall be repaid. Repayment may be by way of deduction from any remuneration due to the Executive in the future, including but not limited to future salary, bonus or share awards.

3.3If the Executive was subject to tax, social security contributions or other levies ("Taxes") on payment of the award, and in the Compensation Committee’s reasonable opinion the Executive will not get a credit or repayment of some or all of the Taxes, the Compensation Committee may reduce the amount of cash or shares that the Executive can be required to pay/transfer under paragraph 3.2 by the amount that reflects the Taxes in respect of which credit or repayment is unavailable.

3.4The Compensation Committee will act reasonably in using its authority under paragraphs 3.1 to 3.3 of this Schedule.

4SHAREHOLDING POLICY

4.1The Executive will also comply with the shareholding requirements set out in the WPP Executive Director Shareholding Policy, and Directors’ Compensation Policy from time to time, including in respect of obligations applicable to the Executive following the Termination Date.

4.2This currently requires the Executive to build and retain a shareholding of 600% of base salary within seven years from the date of Appointment, and in line with corporate governance requirements, includes a post-employment shareholding requirement such that the Executive must hold 100% of their shareholding requirement for the first year following cessation of employment, reducing to 50% for the second year.

The Executive agrees that whilst subject to the shareholding requirements, shares may be held in a private brokerage account, however, shares within such an account may only be sold once clearance has been obtained. The Executive understands that any decisions relating to the shareholding policy will be made by the Compensation Committee.

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SCHEDULE 3
Protective Covenants

1The Executive agrees and undertakes with the Company acting on behalf of itself and as agent for each Group Company that they will not in any Relevant Capacity at any time during the Restricted Period:

(a)within or in relation to the Restricted Territory take any steps preparatory to or be directly or indirectly engaged, employed, interested or concerned in:

(i)any Competing Business; and/or

(ii)any Target Business Entity,

(b)within or in relation to the Restricted Territory acquire a substantial or controlling interest directly or by or through any nominee or nominees in any Competing Business, Target Business Entity or in any Person owning or controlling a Competing Business or Target Business Entity; or

(c)solicit or attempt to solicit, canvass, interfere with or entice away from the Company or any Relevant Group Company the custom or any prospective custom of any Client or any Prospect with a view to providing to that Client or Prospect any products or services which are the same as or materially similar to any Restricted Business in competition with the Company or any Relevant Group Company; or

(d)provide or agree to provide any products or services which are the same as or materially similar to any Restricted Business to any Client or any Prospect in competition with the Company or any Relevant Group Company; or

(e)solicit, entice or encourage or attempt to solicit, entice or encourage any Key Individual to leave the employment of the Company or any Relevant Group Company (whether or not such person would commit any breach of their contract of employment by doing so); or

(f)employ, engage, appoint, enter into partnership or association with or in any way cause to be employed, engaged or appointed any Key Individual in relation to any Person which is or is proposing to be a Competing Business or is or is proposed to be directly or indirectly owned by or controlling any Competing Business; or

(g)provide or agree to provide any products or services which are the same as or materially similar to any Restricted Business in respect of any Competitor Account; or

(h)be employed or engaged by any Client or Prospect if as a result the Client or Prospect will cease to use or materially reduce its usage of the products or services of the Company or any Relevant Group Company or, in the case of a Prospect, will not use the products or services of the Company or any Relevant Group Company or use them to a materially lesser extent; or

solicit or try to solicit or place orders for the supply of products or services from any Supplier if as a result the Supplier will cease supplying, materially reduce its supply or vary detrimentally the terms on which it supplies products or services to the Company or any Relevant Group Company; or

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(i)encourage, assist or procure any Person to do anything which if done by the Executive would be a breach of sub clauses 1 (a) to (i).

2The parties agree that the restrictions (whether taken individually or as a whole) in sub clauses 1 (a) to (j) above are reasonable having regard to the legitimate protectable interests of the Company and the Group and that each such restriction is intended to be separate and severable and the validity of each is not affect if any of the others are involved. In the event that any of the restrictions is held to be void but would be valid if part of its wording was deleted, that restriction shall apply with whatever deletion is necessary to make it valid and effective.

3It is understood and agreed by the parties that damages may be an inadequate remedy in the event of a breach by the Executive of any of the restrictions contained in sub clauses 1 (a) to (i) above and that any such breach by them or on their behalf may cause the Company and any Relevant Group Company great and irreparable injury and damage. Accordingly, the Executive agrees that the Company and/or any Relevant Group Company may be entitled, without waiving any additional rights or remedies otherwise available to it at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by the Executive of any of those restrictions.

4If the Company exercises its right to suspend the Executive's duties and powers under clause 16, the period of the suspension will reduce the period specified in the covenant in sub clause 1 (a).

5For the purposes of this Schedule 3 the following additional definitions shall apply:

Client means any Person with whom or which the Company or any Relevant Group Company has arrangements in place for the provision of any Restricted Business and with whom or which the Executive had material involvement or for whose business they were responsible or about which they acquired material Confidential Information, in the course of their employment at any time during the Relevant Period.

Competing Business means any Person providing or proposing to provide any products or services which are the same as or materially similar to and competitive with any Restricted Business.

Competitor Account means any account, product or brand which competes with any Client's account, product or brand in respect of which the Executive had material dealings or responsibility on behalf of the Company or any Relevant Group Company or about which they acquired Confidential Information, during the course of their employment at any time during the Relevant Period.

Key Individual means any individual who was employed by the Company or any Relevant Group Company to provide services personally at the date on which the Appointment terminates (or but for the breach by the Executive of their obligations under this Agreement and/or implied by law would have been so employed at the date on which the Appointment terminates) and who in the course of their duties during the Relevant Period had material dealings with the Executive and:

(a)either:

(i)reported directly to them; and

(ii)had material contact with clients or suppliers of the Company or any other Relevant Group Company in the course of their employment;

or

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(b)was a member of the board of directors or the senior management team of the Company or any Relevant Group Company or reported to any such board of directors or senior management team.

“Person” means any individual, firm, company or other entity.

Prospect means any Person who was at any time during the Relevant Period negotiating or discussing (which shall include for these purposes a pitch or presentation) with the Company or any Relevant Group Company the provision of any Restricted Business and in respect of which such negotiations or discussions the Executive was materially involved or had responsibility for or about which they acquired material Confidential Information, in the course of their employment at any time during the Relevant Period.

Relevant Capacity means either alone or jointly with another or others, whether as principal, agent, consultant, director, partner, shareholder, independent contractor, employee or in any other capacity, whether directly or indirectly, through any Person and whether for the Executive’s own benefit or that of others (other than as a shareholder holding directly or indirectly by way of bona fide investment only and subject to prior disclosure to the Company up to 1% in nominal value of the issued share capital or other securities of any class of any company listed or dealt in on any Recognised Investment Exchange).

Relevant Group Company means any Group Company to which the Executive rendered services or for which they had management or operational responsibility during the course of their employment at any time during the Relevant Period.

Relevant Period means the twelve-month period ending with the Termination Date.

Restricted Business means and includes any of the products or services provided by the Company or any Relevant Group Company at any time during the Relevant Period with which the Executive had a material involvement or about which they acquired Confidential Information at any time during the Relevant Period.

Restricted Period means the 12-month period commencing on the Termination Date in relation to sub-clause 1(a) and the 18-month period commencing on the Termination Date in relation to all remaining sub-clauses in clause 1 above.

Restricted Territory means England and such other countries in which the Company or any Relevant Group Company carried on any Restricted Business at the Termination Date.

Supplier means any Person who at any time during the Relevant Period provided products or services to the Company or any Relevant Group Company being a Person with whom the Executive had material dealings or for whom they had responsibility or about whom they acquired material Confidential Information, in the course of their employment at any time during the Relevant Period.

Target Business Entity means any business howsoever constituted (whether or not conducting a Restricted Business) which was at the Effective Date or at any time during the Relevant Period a business which the Company or any Relevant Group Company had entered into negotiations with or had approached or had identified as:

(a)a potential target with a view to its acquisition by the Company or any Relevant Group Company; and/or

a potential party to any joint venture with the Company or any Relevant Group Company,

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in either case where such approach or negotiations or identity were known to a material degree by the Executive or about which they acquired material Confidential Information, in the course of their employment during the Relevant Period.

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SCHEDULE 4
Tax – Code Section 409A
1Notwithstanding anything to the contrary contained in this Agreement:

1.1The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively, “Code Section 409A”), the Company shall operate all provisions of this Agreement in accordance with Code Section 409A and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

1.2A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of
(i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 1.2 (whether they would have otherwise been payable in a single sum or in instalments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to the Executive in a lump sum with interest during the Delay Period at the prime rate, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

1.3With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) (generally referring to amounts expended for medical care) solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

For purposes of Code Section 409A, the Executive’s right to receive any instalment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be the Company's usual payroll date falling within that 30-day period.

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1.4Any grossed-up tax payments due to the Executive pursuant to this Agreement shall be paid by the Company to the Executive no later than the end of the calendar year that follows the year in which the applicable taxes were paid by the Executive to the relevant tax authority.

1.5The Company confirms that any Incentive Plan awards granted to the Executive and any bonus or discretionary remuneration which the Executive may be eligible to receive in future, will be drafted and operated in compliance with, or exempt from, Internal Revenue Code Section 409A for USA tax purposes.

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